UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 3, 2004

____________________

GLOBAL INDUSTRIES, LTD.

(Exact name of registrant as specified in its charter)
Louisiana (State or other jurisdiction of incorporation or organization)	2-56600 (Commission File Number)	72-1212563 (I.R.S. Employer Identification No.)

8000 Global Drive		70665
P.O. Box 442, Sulphur, LA (Address of principal executive offices)		70664-0442 (Zip code)

Registrant's telephone number, including area code: (337) 583-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 3, 2004, Global Industries, Ltd. issued a press release announcing operating results for the third quarter ended September 30, 2004, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

    (a).    FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

Not applicable.

    (b).    PRO FORMA FINANCIAL INFORMATION.

Not applicable.

    (c).    EXHIBITS.

99.1-Press Release dated November 3, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INDUSTRIES, LTD.

                                                                                By: /s/ TIMOTHY W. MICIOTTO

                                                                                ___________________________________

                                                                                            Timothy W. Miciotto

                                                                                 Senior Vice President/ Chief Financial Officer

Dated: November 3, 2004

EXHIBIT INDEX

                                        EXHIBIT

                                        NUMBER                EXHIBIT DESCRIPTION

                                            99.1                      Press Release dated November 3, 2004

EXHIBIT 99.1

[GLOBAL INDUSTRIES, LTD. LOGO]

FOR IMMEDIATE RELEASE

PRESS RELEASE CONTACT: WILLIAM J. DORE', JR.

Global Industries, Ltd. Announces Operating Results for the Third Quarter and Nine Months Ended September 30, 2004

Carlyss, Louisiana, (November 3, 2004) Global Industries, Ltd. (NASDAQ: GLBL) announced third quarter results for the period ended September 30, 2004. Revenues were $130.4 million in the quarter, an improvement of 14% over the same period a year ago. Gross profit was $17.2 million, an improvement of $20.0 million compared to last year's third quarter. Income from continuing operations, net of taxes, increased $31.7 million to $18.0 million, or $0.16 per diluted share, as compared to a ($0.14) per diluted share loss for the same period last year.

Included in the third quarter of 2004 income from continuing operations is approximately $11.8 million, or $0.11 per share, related to the gain on the sale of one construction vessel and the Company's Lafayette, Louisiana office facility and $4.5 million, or $0.04 per share, related to a tax benefit attributable to the reversal of a valuation allowance for a capital loss carry-forward.   Third quarter 2004 revenues and income from continuing operations, net of taxes, were reduced by a $10.8 million charge, or ($0.10) per diluted share, related to an adverse legal judgment described below. Included in the third quarter 2003 loss from continuing operations is approximately $5.6 million, or $0.04 per share, related to the gain on the sale of two construction vessels and a $4.6 million, or ($0.05) per share, tax expense attributable to the establishment of a valuation allowance for a capital loss carry-forward. Earnings per diluted share from discontinued operations were $0.01 compared to $0.01 for the same period last year.

Revenues for the nine months ended September 30, 2004 decreased $109.1 million, or 27%, to $292.1 million from the same period last year. Gross profit was $21.2 million, an improvement of $4.1 million compared to last year. Income from continuing operations, net of taxes, was $1.1 million, an improvement of $17.3 million. Diluted earnings per share from continuing operations were $0.01 compared to a diluted loss per share of $0.16 for the same period last year. Earnings per diluted share from discontinued operations  were ($0.00) compared to $0.03 for the same period last year.

On November 2, 2004, Global was notified by the International Arbitration Tribunal of an adverse judgment regarding a legal dispute with one of its customers related to offshore pipeline work  performed in West Africa in 2003.  As a result of the arbitration judgment, Global must repay approximately $9.2 million to its customer and write-off a $1.6 million related accounts receivable balance.  This decision reduced revenues and income from continuing operations, net of taxes, for the third quarter and nine months ended September 30, 2004 by $10.8 million.

The adverse judgment has caused an event of default under the Company's revolving and long-term debt arrangements.  We have notified our bank syndication of this event and are actively seeking a waiver/amendment, which we expect to be granted.

On September 2, 2004, Global announced its plans to sell its Liftboat Division. As a result, the Company's Liftboat Division's third quarter and nine months ended September 30, 2004 and 2003 operating results have been reclassified as discontinued operations. Global closed the sale of the Liftboat Division in October 2004 for $53.5 million and will recognize a gain on the sale of approximately $29.5 million within its discontinued operations in the fourth quarter of 2004.

Mr. William J. Dore', Global's Chairman and Chief Executive Officer, stated, "I am very pleased to announce our return to profitability this quarter. Both our quarterly revenues and earnings increased over the same period last year. Our operations group has done a tremendous job executing projects this quarter as our gross profit increased by over $20.0 million this quarter compared to the same period last year. We are starting to realize the benefits from our efforts to streamline operations, enhance project execution, and realign our business strategies. This quarter we sold certain non-strategic vessels and an office facility, and in October 2004 we completed the sale of our Liftboat Division. We are using these proceeds to reduce our debt, to strategically invest in appropriate high growth opportunities as they arise, and for general corporate purposes. In addition, this quarter we continued our reduction of selling, general and administrative labor and associated costs, although these savings have been partially offset by additional legal and external accounting fees. Unfortunately, this quarter was impacted by an adverse legal judgment relating to a 2003 customer dispute. We plan to comply with this judgment and move forward."

Mr. Dore' further stated, "We are experiencing a strengthening in our Latin America segments and an increase in activity in our U.S. Gulf of Mexico segments due to additional hurricane-related work. During the third quarter, we booked $51.1 million of new work and we have subsequently been awarded another $77.0 million in new work in Latin America. Our backlog at September 30, 2004 was $179.1 million of which $133.9 million related to Latin America. Our bids outstanding at September 30, 2004 were approximately $1.6 billion."

The Company has conformed its segment reporting this quarter to changes in its operating management structure that became effective June 2004. The Company's Global Divers and Marine Contractors Gulf of Mexico segment has been restated for the quarter and nine months ended September 30, 2004 and 2003 to reflect the reclassification of the Liftboat Division as discontinued operations.

A conference call will be held at 9:00 a.m. Central Standard Time on Thursday, November 4, 2004. Anyone wishing to listen to the conference call should dial 888.790.9477 or 210.234.9633 and ask for the "Global Industries Third Quarter" call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company's website at www.globalind.com, where it will also be archived for anytime reference until November 18, 2004.

All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global's express written consent.

Global Industries provides pipeline construction, platform installation and removal, diving services, and other marine support to the oil and gas industry in the Gulf of Mexico, West Africa, Asia Pacific, the Mediterranean, Middle East/India, South America, and Mexico's Bay of Campeche. The Company's shares are traded on the NASDAQ National Market System under the symbol "GLBL."

This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company's ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

	Set forth are the Company's results of operations and selected balance sheet amounts for the periods indicated
	(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Results of Operations
Revenues	$130,389	$114,268	$292,116	$401,168
Cost of Operations	113,169	117,099	270,914	384,113
Gross Profit (Loss)	17,220	(2,831)	21,202	17,055
Net Gains on Asset Disposal	(18,188)	(5,430)	(18,135)	(6,829)
Selling, General and Administrative Expenses	8,804	9,087	28,498	28,126
Operating Income (Loss)	26,604	(6,488)	10,839	(4,242)
Other Expense (Income)
Interest Expense	3,069	2,506	9,028	7,826
Other	307	(638)	1,926	63
Income (Loss) From Continuing Operations
Before Income Taxes	23,228	(8,356)	(115)	(12,131)
Income Taxes (Benefit)	5,202	5,377	(1,222)	4,045
Income (Loss) From Continuing Operations,
Net of Taxes	18,026	(13,733)	1,107	(16,176)
Income (Loss) From Discontinued Operations,
Net of Taxes	854	1,084	(197)	3,218
Net Income (Loss)	$18,880	$(12,649)	$910	$(12,958)

Basic Earnings Per Common Share:
Earnings (Loss) From Continuing Operations	$0.16	$(0.14)	$0.01	$(0.16)
Earnings (Loss) From Discontinue Operations	0.01	0.01	(0.00)	0.03
Basic Earnings (Loss) Per Share	$0.17	$(0.13)	$0.01	$(0.13)

Diluted Earnings Per Common Share:
Earnings (Loss) From Continuing Operations	$0.16	$(0.14)	$0.01	$(0.16)
Earnings (Loss) From Discontinue Operations	0.01	0.01	(0.00)	0.03
Diluted Earnings (Loss) Per Share	$0.17	$(0.13)	$0.01	$(0.13)

Weighted Average Common Shares
Outstanding:
Basic	111,031,000	100,791,000	107,892,000	100,695,000
Diluted	111,897,000	100,791,000	108,180,000	100,695,000

Other Data
Depreciation and Amortization	$15,281	$15,315	$38,021	$43,079
Deferred Income Taxes (Benefit)	9,555	6,552	80	(678)
Backlog at Sept. 30, 2004 and 2003			179,058	71,879

	September 30, 2004	December 31,2003
Selected Balance Sheet Amounts
Cash	$14,931	$15,628
Working Capital	83,048	37,321
Total Assets	679,176	620,831
Debt	101,587	123,728
Shareholders' Equity	427,177	377,071

	Set forth are the Company's results of operations and selected balance sheet amounts for the periods indicated
	(In thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Reportable Segments	2004	2003	2004	2003
Total Segment Revenues
Offshore Construction Division
Gulf of Mexico	$10,947	$36,429	$37,102	$110,304
West Africa	(10,211)(d)	17,060	6,872(d)	89,870
Latin America	93,589	4,941	153,654	12,210
Asia Pacific	17,889	23,586	56,026	84,471
Middle East	8,319	22,852	8,500	74,137
Subtotal	120,533	104,868	262,154	370,992
Global Divers and Marine Contractors
Gulf of Mexico	9,173	10,774	24,223	26,451
West Africa	--	1,498	525	6,972
Latin America	4,529	396	8,291	593
Middle East	4,540	5,578	16,214	15,014
Subtotal	18,242	18,246	49,253	49,030
Total	$138,775	$123,114	$311,407	$420,022

Intersegment elimination	(8,386)	(8,846)	(19,291)	(18,854)
Total segment revenues from external customers	$130,389	$114,268	$292,116	$401,168

Income (Loss) from Continuing Operations
Before Income Taxes
Offshore Construction Division
Gulf of Mexico	$19,011(a)	$5,054	$1,533(a)	$3,874
West Africa	(16,307)(d)	(13,586)	(14,757)(d)	(20,374)
Latin America	16,548	(309)(c)	21,050	(13,946)(c)
Asia Pacific	1,559	923	(5,128)	5,976
Middle East	(1,463)	(3,747)	(7,204)	6,055
Subtotal	19,348	(11,665)	(4,506)	(18,415)
Global Divers and Marine Contractors
Gulf of Mexico	1,542	1,846	(1,145)	1,832
West Africa	(16)	54	(69)	1,569
Latin America	1,074	(188)	1,969	(511)
Middle East	772	1,063	3,846	2,798
Subtotal	3,372	2,775	4,601	5,688
Other	508(b)	534	(210)(b)	596
Total	23,228	(8,356)	(115)	(12,131)

(a)	Includes a gain of approximately $16.8 million from the sale of one construction vessel
(b)	Includes a gain of approximately $1.2 million from the sale of the Lafayette, Louisiana property.
(c)	Includes a gain of approximately $5.6 million from the sale of two construction vessels
(d)	Includes a charge of approximately $10.8 million related to an adverse legal judgment